Exhibit 99

NEWS RELEASE

Post Office Box 216 307 North Defiance Street Archbold, Ohio 43502

Company Contact:	Investor and Media Contact:
Marty Filogamo Senior Vice President – Marketing Manager Farmers & Merchants Bancorp, Inc. (419) 445-3501 ext. 15435 mfilogamo@fm-bank.com.	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

SECTION 1

Farmers & Merchants Bancorp, Inc. Reports

Strong 2016 Third-Quarter Financial Results

ARCHBOLD, OHIO, October 19, 2016, Farmers & Merchants Bancorp, Inc. (OTCQX: FMAO) today reported financial results for the 2016 third quarter ended September 30, 2016.

2016 Third Quarter Financial Highlights Include (on a year-over-year basis unless noted):

•	54 consecutive quarters of profitability

•	Total assets up 9.1% to $1,044,447,000

•	Total loans increased 16.3% to $738,682,000

•	Net interest income after provision for loan losses increased 12.6% to $8,183,000

•	Net income increased 15.1% to $3,015,000

•	Earnings per basic and diluted shares increased 14.0% to $0.65

•	Return on average assets increased 7 basis points to 1.17%

•	Return on average equity increased 71 basis points to 9.58%

•	July quarterly dividend increased 4.5% to $0.23 per share

“Our financial results continued to demonstrate strong improvements in the 2016 third quarter as a result of strong loan growth, higher net interest margin, controlled operating expenses, and increased fee based income,” stated Paul S. Siebenmorgen, President and Chief Executive Officer. “The double-digit loan growth we achieved in the third quarter, was a result of higher commercial real estate and commercial and industrial loans, which increased 22.7% and 25.6%, respectively from the prior year period. Our loan to deposit ratio at the end of the 2016 third quarter was 88.1%, which has increased 540 basis points from 82.7% at September 30, 2015. I am encouraged by these strong growth trends, which reflect the team of experienced commercial lenders we have assembled over the past several years, and F&M’s focus on managing risk with quick underwriting decisions and superior customer service. Our local markets continue to show stable economic trends and we are cautiously optimistic 2016 will be another good year for the bank.”

Income Statement

Net income for the 2016 third quarter ended September 30, 2016 was $3,015,000, or $0.65 per basic and diluted share compared to $2,620,000, or $0.57 per basic and diluted share for the same period last year. The 15.1% improvement in net income for the 2016 third quarter was primarily due to a 12.6% increase in interest income after provision for loan losses and a 3.1% increase in noninterest income, partially offset by a 6.3% increase in noninterest expense.

Loan Portfolio and Asset Quality

Total loans at September 30, 2016 increased 16.3% to a record $738,682,000, compared to $635,239,000 at September 30, 2015, and up 7.7% from $685,878,000 at December 31, 2015. Year-over-year loan growth was strong across the company’s lending areas and included a 22.7% increase in commercial real estate loans, a 15.7% increase in consumer loans, a 9.3% increase in agricultural real estate loans, an 8.2% increase in agricultural, and a 25.6% increase in commercial and industrial loans, offset by a 1.1% reduction in consumer real estate loans, and an 11.4% decrease in industrial development bonds.

The company’s provision for loan losses for the 2016 third quarter was $308,000, compared to $234,000 for the 2015 third quarter. Year-to-date, the provision for loan losses was $924,000, compared to $540,000 for the same period last year. The third quarter increase in provision expense was a result of the significant growth the company has experienced in its loan portfolio.

F&M’s loan quality remains strong as the allowance for loan losses to nonperforming loans was 584.2% at September 30, 2016, compared to 266.7% at September 30, 2015. Net charge-offs for the third quarter ended September 30, 2016 were $189,000, or 0.03% of average loans, compared to $5,000 or 0.00% of average loans, at September 30, 2015. Year-to-date, net charge-offs were $369,000, or 0.05% of average loans outstanding, compared to $280,000, or 0.05% of average loans outstanding for the same period last year.

Stockholders’ Equity and Dividends

Tangible stockholders’ equity increased to $122,048,000 at September 30, 2016, compared to $114,960,000 at December 31, 2015, and $114,276,000 at September 30, 2015. On a per share basis, tangible stockholders’ equity at September 30, 2016 was $26.41, compared with $24.92 at December 31, 2015, and $24.71 at September 30, 2015. The increase in tangible stockholders’ equity is the result of growth in retained earnings due to increased profitability. At September 30, 2016, the company had a Tier 1 leverage ratio of 11.74%, compared to 11.98% at September 30, 2015. The 24 basis point year-over-year decline was a result of the company’s average assets increasing at a faster pace than the company’s Tier 1 capital.

For the 2016 third quarter, the company declared and raised the cash dividend by 4.5% to $0.23 per share, which represented a dividend payout ratio of 34.9% compared to 38.5% for the same period last year.

Mr. Siebenmorgen concluded, “We continue to work hard on extending our leadership position in our existing core-markets, while developing new markets, such as Ft. Wayne, Indiana and Bowling Green, Ohio. We look forward to opening our Bowling Green location this month, after several construction-related delays. Home to Bowling Green State University and its nearly 17,000 students and more than 2,000 faculty members, Bowling Green is an exciting market supported by compelling demographics and a strong economic anchor. In addition, the majority of deposits in this market are located at large, super-regional financial institutions. We are optimistic, F&M’s customer focus, and community banking orientation will be a welcomed addition to the Bowling Green market, and we have assembled an experienced team to roll out F&M’s full suite of financial products and services. I am encouraged by the direction we are headed as we execute our growth strategies, and focus on creating value for our customers, employees, and shareholders.”

About Farmers & Merchants State Bank:

The Farmers & Merchants State Bank is a local independent community bank that has been serving Northwest Ohio and Northeast Indiana since 1897. The Farmers & Merchants State Bank provides commercial banking, retail banking and other financial services through its 23 offices. Our locations are in Fulton, Defiance, Henry, Lucas, Williams, and Wood counties in Northwest Ohio. In Northeast Indiana we have offices located in DeKalb, Allen and Steuben counties.

Safe harbor statement

Farmers & Merchants Bancorp, Inc. (“F&M”) wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995. Statements by F&M, including management’s expectations and comments, may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Act of 1934, as amended. Actual results could vary materially depending on risks and uncertainties inherent in general and local banking conditions, competitive factors specific to markets in which F&M and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions. F&M assumes no responsibility to update this information. For more details, please refer to F&M’s SEC filing, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q. Such filings can be viewed at the SEC’s website, www.sec.gov.

FARMERS & MERCHANTS BANCORP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME & COMPREHENSIVE INCOME

(Unaudited; in thousands of dollars, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Interest Income
Loans, including fees	$8,629	$7,341	$24,997	$21,598
Debt securities:
U.S. Treasury and government agencies	559	603	1,734	1,819
Municipalities	344	456	1,093	1,361
Dividends	36	37	111	111
Federal funds sold	7	2	9	7
Other	15	5	37	21

Total interest income	9,590	8,444	27,981	24,917
Interest Expense
Deposits	947	841	2,686	2,446
Federal funds purchased and securities sold under agreements to repurchase	115	94	346	218
Borrowed funds	37	—	110	—

Total interest expense	1,099	935	3,142	2,664

Net Interest Income – Before Provision for Loan Losses	8,491	7,509	24,839	22,253
Provision for Loan Losses	308	243	924	540

Net Interest Income After Provision
For Loan Losses	8,183	7,266	23,915	21,713
Noninterest Income
Customer service fees	1,711	1,388	4,497	4,171
Other service charges and fees	941	1,084	2,850	2,963
Net gain on sale of loans	216	183	619	531
Net gain on sale of available for sale securities	47	172	503	418

Total noninterest income	2,915	2,827	8,469	8,083
Noninterest Expense
Salaries and Wages	2,981	2,714	8,661	8,083
Employee benefits	849	804	2,426	2,555
Net occupancy expense	359	289	1,083	1,012
Furniture and equipment	438	475	1,293	1,324
Data processing	360	318	1,132	967
Franchise taxes	219	186	658	560
Net (gain) loss on sale of other assets owned	(6)	32	39	43
FDIC Assessment	126	126	368	364
Mortgage servicing rights amortization	123	93	311	276
Other general and administrative	1,473	1,475	4,594	4,274

Total noninterest expenses	6,922	6,512	20,565	19,458

Income Before Income Taxes	4,176	3,581	11,819	10,338
Income Taxes	1,161	961	3,349	2,770

Net Income	3,015	2,620	8,470	7,568

Other Comprehensive Income (Net of Tax):
Net unrealized gain on available for sale securities	58	1,210	2,652	1,116
Reclassification adjustment for gain on sale of available for sale securities	(47)	(172)	(503)	(418)

Net unrealized gain on available for sale securities	11	1,038	2,149	698
Tax expense	4	353	731	237

Other comprehensive income	7	685	1,418	461
Comprehensive Income	$3,022	$3,305	$9,888	$8,029

Earnings Per Share – Basic and Diluted	$0.65	$0.57	$1.84	$1.64

Dividends Declared	$0.23	$0.22	$0.68	$0.65

FARMERS & MERCHANTS BANCORP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands of dollars)

	September 30, 2016	December 31, 2015
	(Unaudited)
Assets
Cash and due from banks	$30,896	$21,333
Federal funds sold	602	685

Total cash and cash equivalents	31,498	22,018
Interest-bearing time deposits	1,915	—
Securities – available-for-sale	224,473	235,115
Other securities, at cost	3,717	3,717
Loans, net	732,070	679,821
Premises and equipment	21,356	20,587
Goodwill	4,074	4,074
Mortgage servicing rights	2,143	2,056
Other real estate owned	1,412	1,175
Other assets	21,789	20,505

Total Assets	$1,044,447	$989,068

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Noninterest-bearing	$176,180	$171,112
Interest-bearing
NOW accounts	209,264	190,890
Savings	240,615	225,052
Time	212,042	184,285

Total deposits	838,101	771,339
Federal Funds purchased and securities sold under agreements to repurchase	59,487	78,815
Federal Home Loan Bank (FHLB) advances	10,000	10,000
Dividend payable	1,053	1,007
Accrued expenses and other liabilities	8,863	7,810

Total liabilities	917,504	868,971

Commitments and Contingencies
Stockholders’ Equity
Common shares—no par value – 6,500,000 shares 12/31/15
Common shares—no par value – 10,000,000 shares 9/30/16 authorized, 5,200,000 shares issued and outstanding	11,841	12,086
Treasury Stock—578,705 shares 2016, 587,466 shares 2015	(12,251)	(12,389)
Retained earnings	125,723	120,188
Accumulated other comprehensive income	1,630	212

Total stockholders’ equity	126,943	120,097

Total Liabilities and Stockholders’ Equity	$1,044,447	$989,068

	For the Three Months Ended September 30		For the Nine Months Ended September 30
Selected financial data	2016	2015	2016	2015
Return on average assets	1.17%	1.10%	1.11%	1.06%
Return on average equity	9.58%	8.87%	9.13%	8.64%
Yield on earning assets	4.03%	3.96%	4.00%	3.92%
Cost of interest bearing liabilities	0.60%	0.57%	0.59%	0.54%
Net interest spread	3.42%	3.39%	3.41%	3.38%
Net interest margin	3.57%	3.53%	3.56%	3.52%
Efficiency	60.09%	62.73%	61.70%	63.69%
Dividend payout ratio	34.93%	38.51%	36.71%	39.36%
Tangible book value per share	$26.41	$24.71
Tier 1 capital to average assets	11.74%	11.98%

	September 30
Loans	2016	2015
(Dollar amounts in thousands)
Commercial real estate	$370,315	$301,841
Agricultural real estate	60,206	55,059
Consumer real estate	87,222	88,222
Commercial and industrial	105,961	84,371
Agricultural	79,191	73,193
Consumer	30,585	26,440
Industrial development bonds	5,892	6,649
Less: Net deferred loan fees and costs	(690)	(536)

Total loans	$738,682	$635,239

	September 30
Asset quality data	2016	2015
(Dollar amounts in thousands)
Nonaccrual loans	$1,132	$2,294
Troubled debt restructuring	$704	$1,239
90 day past due and accruing	$—	$—
Nonperforming loans	$1,132	$2,294
Other real estate owned	$1,412	$1,133
Non-performing assets	$2,544	$3,427

(Dollar amounts in thousands)
Allowance for loan and lease losses	$6,612	$6,165
Allowance for loan and lease losses/total loans	0.90%	0.97%
Net charge-offs:
Quarter-to-date	$189	$5
Year-to-date	$369	$280
Net charge-offs to average loans
Quarter-to-date	0.03%	0.00%
Year-to-date	0.05%	0.05%
Non-performing loans/total loans	0.15%	0.36%
Allowance for loan and lease losses/nonperforming loans	584.18%	266.69%